EXHIBIT 10.16

August 29, 2003

Eric Zocher

8619 NE 23rd Place

Clyde Hill, WA 98004

Dear Eric,

On behalf of Plumtree Software, I want to thank you for the interest that you have expressed in our company and extend to you this offer of at-will employment.

Your position will be Executive Vice President of Engineering, reporting to the President & Chief Executive Officer, John Kunze. Your responsibilities will include the management of Development, Quality Assurance, and Developer Tools as well as other duties assigned to you from time to time consistent with your position.

Salary:

Your base salary will be $230,000 per annum, payable in accordance with the Company’s standard practices. Employees presently are paid on the fifteenth and last day of each month. Your compensation may be reviewed and/or adjusted from time to time at the discretion of the Board of Directors.

Bonus:

You will be eligible to receive a bonus of 30% of base salary. This bonus will be measured and paid out on a quarterly and/or annual basis, according to the achievement of goals determined from time to time by the Company’s compensation committee. Payment is also contingent upon the Company meeting financial targets and is subject to the terms of the then current Plumtree Incentive Compensation Plan.

Stock Options:

Subject to approval by the Company’s Board of Directors you will receive options to purchase 300,000 shares of the Company’s common stock pursuant to the 2002 Stock Option Plan (or applicable successor plan). After twelve months of employment, 25% of such options will vest. The remaining options will vest in equal amounts thereafter, at the rate of 1/36th of the total options per month. All such options, therefore, should vest after four years employment at the Company. The exercise price of such options will be equal to the fair market value of the Company’s common stock, which is the closing price of Plumtree’s common stock on the NASDAQ National Market on the date such options are approved by the Board of Directors or as otherwise determined by the Board of Directors, at the next meeting of the Board of Directors following your first day of employment with Plumtree Software. If your employment ends for any reason (other than your death or disability for which a longer term may apply) the right to exercise any vested options will expire after ninety (90) days. Additionally, if your employment ends for any reason all your unvested options will immediately be cancelled. Option grant documents provided to you by the Company upon the approval of your grant and the Company’s 2002 Stock Option Plan provides more details.

Commuting and One Way Relocation:

While employed by Plumtree for the duration of the time that your permanent residence remains in the Seattle Area, Plumtree will reimburse your reasonable weekly travel expenses to and from the Bay Area and will arrange for corporate housing for you near Plumtree at no expense to you. Plumtree will also arrange for a relocation of your family to the Bay Area according to the Company’s then relocation policy if you choose to move while in the Company’s employe. Of course, in the event that you and your family do relocate to the Bay Area, weekly travel expenses and temporary housing will no longer be reimbursed by the Company.

Pre-Negotiated Severance:

In the event your employment is terminated by the Company without any Cause during the first twelve months of employment, then subject to the delivery of a general release of claims by you in form and substance satisfactory to the Company you will be entitled to be paid an amount equal to your annual base salary less all base salary earned as of the date of your termination without Cause; provided, however that in no event will such amount equal less than one half your annual base salary. In the event your employment is terminated by the Company without any Cause after the first twelve months of employment, then subject to the delivery of a general release of claims by you in form and substance satisfactory to the Company you will be entitled to be paid an amount equal to one half your annual base salary. The Company, in its discretion, may pay this amount as a lump sum or in the form of payroll continuation.

Change of Control:

Subject to approval by the Company’s Board of Directors and the execution and delivery of a Change of Control Addendum to your Option Grant Agreement vesting the forgoing options will be accelerated in the event of a transaction which constitutes a Change of Control of the Company as follows: 100% of your outstanding and unvested options shall be vested if, in the six months following the consummation of a Change of Control your employment is terminated without any Cause, or your base compensation or job responsibilities are materially reduced, or if the location of your employment is changed to any location other than the San Francisco Bay Area.

Benefits:

The Company presently provides medical, dental and vision coverage for its employees at no additional cost. Benefit coverage begins on the date of your employment with the Company. Coverage for dependents is also available with a nominal employee contribution. In addition, the Company presently provides its employees with ESPP, 401(k), life insurance, accidental death and dismemberment and disability salary continuation insurance. A package with a benefits summary and other required forms will be provided to you on your first day of employment or mailed in advance to your home address. Vice Presidents do not presently accrue vacation time or Paid Time Off (PTO) but may take time off in their reasonable discretion as needed and as the necessities of the position permit.

At-Will Employment:

Your employment with the Company will be on an at-will basis. This means that, although we hope that your tenure with us will be long and rewarding your employment is for no specified period of time. You may decide to leave your employment at any time and for any reason. Similarly, the Company may, in its discretion at any time and for any lawful reason choose to end your employment.

Conditions of Employment:

This offer of at-will employment only, and is further contingent upon: (1) provision of accurate and complete information in the attached Employment Application and any supporting documentation; (2) a Successful Comprehensive Background Check, (release attached) and includes reference and conflicts checks; (3) the absence of any material change general economic conditions or in our business structure or prospects that transpires prior to your agreed start date; (4) the execution and delivery to the Company of our standard Employee Invention and Proprietary Rights Agreement; (5) the written acknowledgement of all the Company’s policies and procedures as set forth in the Company’s Employee Handbook or otherwise provided to you in writing; and (6) as required by federal immigration law provision of documentary evidence to the Company of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship will be terminated.

Mutual Arbitration Agreement:

In the event of any dispute or claim relating to or arising out of your employment with the Company (including, but not limited to, any claims of breach of contract, wrongful termination, harassment, or age, sex, race or other discrimination), you and the Company agree that to the extent allowable by law, all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association (the “AAA”). The AAA shall administer the arbitration in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect. Please note that you are welcome to speak with an attorney prior to signing this Arbitration Agreement, and that by accepting this Arbitration Agreement, you are waiving any right to a jury trial in any matter that the law permits to be resolved by arbitration. However, this Arbitration Agreement shall not apply to any disputes or claims by you or the Company relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information. The Company will incur all of the costs of the arbitration which would not ordinarily be borne by you had you filed a lawsuit in court. Further, you and the Company agree that the prevailing party in any arbitration, or any lawsuit for the protection of trade secrets and proprietary information, shall be entitled to its attorneys’ fees and costs to the extent permissible by law.

Complete Terms

This letter represents the entire offer and terms of at-will employment between us parties, and expressly supersedes and cancels any prior oral or written agreements on the subjects described. You acknowledge that you are not entering into employment with Plumtree on the basis of any representations not expressly contained herein.

We look forward to your acceptance of this offer. This offer expires at the close of business on August 29, 2003. However, if you require more time to consider the offer in consultation with your advisors please feel free to call me and we can discuss timing.

Sincerely,

/s/ John Kunze

John Kunze

President & Chief Executive Officer

Plumtree Software

Acceptance By:     /s/ Eric Zocher     Date: 9/2/2003

(Signature)

Print Name:     Eric Zocher      Start Date: 9/2/2003